THE TAIWAN FUND, INC. REVIEW
January 2010
HSBC Global Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: +886-2-2325-7888
Taipei 106, Taiwan	Fax: +886-2-2326-8298

Portfolio Review
Market Review:

In January, the Taiwan Stock Exchange Index (“TAIEX”) decreased by 6.57% in U.S. Dollar terms. Foreign investors bought a net of NT$ 4.05 billion, while local institutions and proprietary traders sold a net of NT$ 14.05 billion and NT$ 10.19 billion, respectively.  The plastic and glass sectors outperformed the TAIEX with a gain of 0.11% and a decrease of 0.31%, respectively, month-over-month (“MoM”) in NT dollar terms. On the other hand, the auto and cement sectors continually underperformed the TAIEX this month with a decrease of 14.13% and 11.72%, respectively, MoM in NT dollar terms. On the economic front, Taiwan’s Consumer Price Index (“CPI”) decreased 0.21% year-over-year (“YoY”) in December. The seasonally adjusted unemployment rate was 5.80% in December, 0.18% lower than the previous month. According to Customs’ records, Taiwan’s exports increased by 46.9% YoY in December, mainly due to a low base-point. Further, exports increased by 0.1% MoM to US$ 20.03 billion, the highest level for the past 14 months. Seasonally adjusted export orders increased by 52.88% YoY in December also due to the low base effect.  Nevertheless, the order amount reached US$31.73 billion.

Fund Performance Review:

The Taiwan Fund, Inc. (the “Fund”) outperformed its benchmark, the TAIEX, by 0.62% in January. An overweight position in the operator sector and an underweight position in the handset sector contributed positively to the Fund’s performance. However, an overweight position in the food & beverage sector and underweight position in the petrochemical sector had a negative impact on the Fund’s performance.

Investment Strategy:

The TAIEX declined 10% from its month peak, despite no major disappointments on corporate profitability or cross-strait politics. We attributed the correction to a prompt valuation adjustment ahead of the beginning of macro tightening aimed to cope with either rising inflation or worsening fiscal positions. The rapid correction has indeed caught retail investors off-guard. The market may only find stability when exposure of retail investors to margin loans shrinks. Meanwhile, the earnings upgrade cycle will end in February, especially in tech companies. The TAIEX now trades at an 8% premium of 2010ePER above the Asia average.  In terms of sector allocation, the Fund holds a slightly overweight position in defensive technology, while it is underweight in the financial and petrochemical sectors.

Total Portfolio Sector Allocation			Top 10 Holdings of Total Fund Portfolio
As of 1/31/10	% of MV + Cash	% of TAIEX	As of 1/31/10	% of Total Portfolio
Computer Service and Software	0.5	0.2	Taiwan Semiconductor Manufacturing Co., Ltd.	7.48
Electronic Components	0.0	4.9
Electronics Distribution	5.1	1.2	Hon Hai Precision Industry Co., Ltd.	6.28
IC Design	10.4	5.0
PC & Peripherals	6.6	8.7	MediaTek, Inc.	3.96
Optoelectronics	8.6	7.9
Other Electronics	6.3	8.0	Chunghwa Telecom Co., Ltd.	3.79
Semiconductor Manufacturing	10.4	14.4
Telecommunications	7.6	4.5	Nan Ya Plastics Corp.	3.26
Construction/Cement/Glass	1.2	3.4
Food	4.2	1.3	Cathay Financial Holding Co., Ltd.	3.24
Chemicals/Biotech	1.4	1.8
Textiles/Paper	1.2	2.2	Synnex Technology International Corp.	3.22
Electric Machinery/Appliances	0.6	1.4
Iron & Steel	3.2	3.4	China Steel Corp.	3.18
Automobiles/Rubber	2.6	1.9
Transportation/Tourism	1.1	2.5	Fubon Financial Holding Co., Ltd.	2.84
Wholesale & Retail	2.3	1.0
Miscellaneous (Footwear/Others)	1.2	1.8	Au Optronics Corp.	2.65
Plastics/Petroleum Services	9.5	11.6
Financial Services	10.8	12.9

Total	94.8	100.0	Total	39.90
Cash (% in liquid investments)	-	-
Cash (% in bank)	5.2	-
Technology	55.5	54.8
Non-Technology	28.5	32.3
Financial	10.8	12.9
Total Net Assets: US$287.67 Million			NAV: US$15.49 Price: US$13.43 Discount: 13.30% No. of Shares: 18.58 Million

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Returns in US$ (%) (a)
	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)	MSCI Taiwan Index
One Month	-5.95%	-6.57%	-6.57%	-6.48%
Fiscal Year to Date (c)	12.46%	15.33%	15.41%	13.9%
One Year	62.47%	89.10%	94.41%	82.06%
Three Years	-0.41%	0.75%	4.69%	-3.06%
Five years	6.10%	4.84%	9.02%	1.88%
Ten Years	-3.10%	-2.79%	-0.34%	-4.90%
Since Inception	8.94%	9.53%	N/A	N/A

(a) Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested.  Past performance is not indicative of future results of the Fund.  Returns are annualized, except for periods of less than one year, which are not annualized.

(b) Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c) The Fund’s fiscal year commences on September 1.

(d) The TAIEX Total Return Index commenced 1/1/2003.

Premium/Discount of TWN
Taiwan Fund Premium/Discount 01/01/1995-1/31/2010
Market Data
	As of 12/31/09	As of 1/31/10
TAIEX	8188.11	7640.44
% change in NTD terms	7.99	-6.69
% change in USD terms	8.65	-6.57
NTD Daily avg. trading volume (In Billions)	165.72	118.52
USD Daily avg. trading volume (In Billions)	5.18	3.71
NTD Market Capitalization (In Billions)	21207.40	19864.30
USD Market Capitalization (In Billions)	663.04	621.81
FX Rate: (NT$/US$)	31.9850	31.9460

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Wiesenberger, or you may obtain it by calling toll free (800) 636-9242.

Fund Manager: Shirley Yang

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